As filed with the Securities and Exchange Commission on June 24, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2535684 (I.R.S. Employer Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(724) 465-8904
(Address of Principal Executive Offices)

Superior Well Services, Ltd. 401(k) Retirement Plan
(Full title of the plan)

Copy to:
David E. Wallace Chief Executive Officer 1380 Rt. 286 East, Suite #121 Indiana, Pennsylvania 15701 (724) 465-8904	Brett E. Braden Regina Schlatter Latham & Watkins LLP 717 Texas Avenue, 16th floor Houston, Texas 77002 (713) 546-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF THE REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.01	600,000 Shares	$16.83	$10,098,000	$719.99

(1)	600,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Superior Well Services, Inc., a Delaware corporation (the “Company”), are being registered hereunder. Such number represents shares that may be purchased in the open market pursuant to the Superior Well Services, Ltd. 401(k) Retirement Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall automatically cover any additional shares of Common Stock that become purchasable under the Plan by reason of any stock dividend, stock split or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. The maximum aggregate offering price per share and aggregate offering price is based on the average of the high and low sales prices of the Common Stock, as reported on the Nasdaq Stock Market on June 21, 2010.
Proposed sale to take place from time to time after the effective date of the Registration Statement.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
     The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents that the Company filed with the Commission are incorporated by reference and made a part of this Registration Statement:
•	The Company’s Annual Report on Form 10-K, filed with the Commission on March 9, 2010, for the fiscal year ended December 31, 2009;

•	The Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 6, 2010, for the fiscal quarter ended March 31, 2010;

•	The Company’s current reports on Form 8-K filed with the Commission on January 19, 2010 and May 5, 2010; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on July 15, 2005, including any subsequently filed amendments and reports updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Superior Well Services, Inc.’s certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Superior Well Services, Inc. As permitted by the DGCL, the certificate of incorporation provides that directors of Superior Well Services, Inc. shall have no personal liability to Superior Well Services, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Superior Well Services, Inc. or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The Company has entered into indemnification agreements with each of its officers and directors.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Index to Exhibits on page 7.
     The Company will submit a request for a determination letter with the Internal Revenue Service regarding the Plan in a timely manner and will timely make all changes required by the Internal Revenue Service in order to qualify the Plans under Section 401 of the Internal Revenue Code.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant: Pursuant to the requirements of the Securities Act, Superior Well Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, State of Pennsylvania on June 24, 2010.

SUPERIOR WELL SERVICES, INC. (Registrant)
By:	/s/ David E. Wallace
David E. Wallace
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints David E. Wallace and Thomas W. Stoelk, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 24, 2010.

Signature	Capacity

/s/ David E. Wallace	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
David E. Wallace

/s/ Thomas W. Stoelk	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Thomas W. Stoelk

/s/ David E. Snyder	Director
David E. Snyder

/s/ Mark A. Snyder	Director
Mark A. Snyder

/s/ Charles C. Neal	Director
Charles C. Neal

/s/ John A. Staley	Director
John A. Staley, IV

/s/ Edward J. DiPaolo	Director
Edward J. DiPaolo

/s/ Anthony J. Mendicino	Director
Anthony J. Mendicino

     The Plan: Pursuant to the requirements of the Securities Act, the trustee (or other persons who administer the Superior Well Services, Ltd. 401(k) Retirement Plan) has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indiana, State of Pennsylvania on June 24, 2010.

SUPERIOR WELL SERVICES, LTD. 401(k) RETIREMENT PLAN
By:	/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen Stock Certificate representing our common stock (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A (Registration No. 333-124674) filed on June 24, 2005)

23.1*	Consent of Schneider Downs & Co., Inc., Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

*	Filed herewith

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